Exhibit 1.1

AvalonBay Communities, Inc.

Medium-Term Notes

Due Nine Months or More From Date of Issue

TERMS AGREEMENT

February 10, 2020

AvalonBay Communities, Inc.

Ballston Tower

671 N. Glebe Rd, Suite 800

Arlington, Virginia 22203

Reference is made to that certain Amended and Restated Distribution Agreement dated as of December 16, 2013 (including any exhibits and schedules thereto, the “Distribution Agreement”), by and among AvalonBay Communities, Inc., a Maryland corporation (the “Company” or “AvalonBay”), and the agents named therein. The entities listed on Schedule 1 hereto are collectively referred to herein as the “Agents.” Deutsche Bank Securities Inc., Goldman Sachs & Co. LLC and Morgan Stanley & Co. LLC have agreed to act as the representatives (the “Representatives”) of the Agents in connection with this Terms Agreement (this “Agreement”). Capitalized terms used, but not defined, in this Agreement are used in this Agreement as defined in the Distribution Agreement. For the avoidance of doubt, as used in the Distribution Agreement, (i) the term “registration statement” shall refer to the Company’s registration statement on Form S-3ASR (File No. 333-223183) filed with the Commission on February 23, 2018, (ii) the term “Prospectus Supplement” shall refer to the prospectus supplement supplementing the registration statement and setting forth the terms of the offer of the Notes contemplated in the Distribution Agreement, filed with the Commission on February 23, 2018, and (iii) the term “Indenture” shall refer to the Indenture, dated February 23, 2018, between the Company and The Bank of New York Mellon, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated March 26, 2018, between the Company and the Trustee, and the Second Supplemental Indenture, dated May 29, 2018, between the Company and the Trustee. This Agreement is one of the Written Terms Agreements referred to in Section 4(a) of the Distribution Agreement. The first offer of Notes (as defined below) for purposes of the term “Time of Sale Prospectus” under the Distribution Agreement shall be 4:37 p.m. Eastern Time on February 10, 2020.

In accordance with and subject to the terms and conditions stated in this Agreement, the Distribution Agreement and those certain Appointment Agreements dated as of the date hereof (the “Appointment Agreements”), by and between the Company and each of BNY Mellon Capital Markets, LLC, Citigroup Global Markets Inc., PNC Capital Markets LLC, RBC Capital Markets, LLC, Samuel A. Ramirez & Company, Inc., Scotia Capital (USA) Inc., SunTrust Robinson Humphrey, Inc., TD Securities (USA) LLC and U.S. Bancorp Investments, Inc., which agreements are incorporated herein in their entirety and made a part hereof, the Company agrees to sell to the Agents, and each of the Agents severally agrees to purchase, as principal, from the Company the aggregate principal amounts set forth opposite its name in Schedule 1 hereto of the Company’s 2.30% Notes due 2030 (the “Notes”), which Notes are identified on Schedule 2 hereto. If one or more of the Agents shall fail at the Settlement Date to purchase the Notes which it or they are obligated to purchase under this Agreement, the procedures set forth in Section 4(a) of the Distribution Agreement shall apply.

The obligations of the Agents to purchase Notes shall be subject, in addition to the conditions precedent listed in the Distribution Agreement, to the delivery of the following documents to the Representatives, on or before the Settlement Date:

1.	the opinions and letters referred to in Sections 6(a), 6(b) and 6(c) of the Distribution Agreement, each dated the Settlement Date and otherwise in substantially the same form as was delivered in connection with the Company’s May 15, 2019 public offering of medium-term notes (the “Prior Offering”);

2.	the letters of Ernst & Young LLP referred to in Section 6(d) of the Distribution Agreement, dated the date hereof and the Settlement Date and otherwise in substantially the same forms as were delivered in connection with the Prior Offering; and

3.	the officers’ certificate referred to in Section 6(e) of the Distribution Agreement, dated the Settlement Date and otherwise in substantially the same form as was delivered in connection with the Prior Offering.

All such opinions, certificates, letters and other documents will be in compliance with the provisions hereof only if they are reasonably satisfactory in form and substance to the Representatives of the Agents and their counsel. The Company will furnish the Agents with such conformed copies of such opinions, certificates, letters and other documents as the Agents shall reasonably request.

Further, the Company acknowledges the following:

1.	In the event that any Agent that is a Covered Entity becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from such Agent of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

2.	In the event that any Agent that is a Covered Entity or a BHC Act Affiliate of such Agent becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against such Underwriter are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.

As used in the foregoing two paragraphs:

•	“BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k).

•	“Covered Entity” means any of the following:

(i)	a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)	a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)	a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

•	“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

•	“U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

In addition, Schedule 3 hereto contains a list of all free writing prospectuses, as defined under Rule 405 of the Securities Act, which are included in the Time of Sale Prospectus pursuant to Section 1 of the Distribution Agreement.

This Agreement shall be governed by the laws of the State of New York. This Agreement, the Distribution Agreement and the Appointment Agreements constitute the entire agreement of the parties regarding the offering of Notes contemplated by this Agreement and supersede all prior written or oral and all contemporaneous oral agreements, understandings and negotiations with respect to the subject matter hereof. This Agreement may be executed in one or more counterparts and, if executed in more than one counterpart, the executed counterparts shall each be deemed to be an original but all such counterparts shall together constitute one and the same instrument.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

AvalonBay Communities, Inc.

By:	/s/ Kevin P. O’Shea
Name:	Kevin P. O’Shea
Title:	Chief Financial Officer

[Signature Page to Terms Agreement]

Deutsche Bank Securities Inc.

Goldman Sachs & Co. LLC

Morgan Stanley & Co. LLC

For themselves and as Representatives of the Agents named on Schedule 1 hereto.

Deutsche Bank Securities Inc.

By:	/s/ Lourdes M. Fisher
Name:	Lourdes M. Fisher
Title:	Managing Director

By:	/s/ Anguel Zaprianov
Name:	Anguel Zaprianov
Title:	Managing Director

Goldman Sachs & Co. LLC

By:	/s/ Kellan Florio
Name:	Kellan Florio
Title:	Managing Director

Morgan Stanley & Co. LLC

By:	/s/ Ian Drewe
Name:	Ian Drewe
Title:	Executive Director

[Signature Page to Terms Agreement]

Schedule 1

AGENTS’ ALLOCATIONS

Agent	Aggregate Principal Amount of Notes
Deutsche Bank Securities Inc.	$98,000,000
Goldman Sachs & Co. LLC	$98,000,000
Morgan Stanley & Co. LLC	$98,000,000
Barclays Capital Inc.	$45,500,000
BofA Securities, Inc.	$45,500,000
Citigroup Global Markets Inc.	$45,500,000
J.P. Morgan Securities LLC	$45,500,000
Wells Fargo Securities, LLC	$45,500,000
RBC Capital Markets, LLC	$31,500,000
Scotia Capital (USA) Inc.	$31,500,000
U.S. Bancorp Investments, Inc.	$31,500,000
BNY Mellon Capital Markets, LLC	$16,800,000
PNC Capital Markets LLC	$16,800,000
Samuel A. Ramirez & Company, Inc.	$16,800,000
SunTrust Robinson Humphrey, Inc.	$16,800,000
TD Securities (USA) LLC	$16,800,000
$700,000,000

Schedule 2

AVALONBAY COMMUNITIES, INC.

TERMS OF THE NOTES

Filed Pursuant to Rule 433

Supplementing the Preliminary Pricing Supplement No. 28 dated February 10, 2020

(To Prospectus dated February 23, 2018 and

Prospectus Supplement dated February 23, 2018)

Registration Statement No. 333-223183

AVALONBAY COMMUNITIES, INC.

TERMS OF THE NOTES

Medium-Term Notes—Fixed Rate

2.30% Notes due 2030

Principal Amount: $700,000,000	Issue Price (Public Offering Price): 99.893%
Net Proceeds (before expenses) to the Company: $694,701,000	Agents’ Discount Commission: 0.650%
Stated Maturity Date: March 1, 2030	Interest Rate: 2.300%
Original Issue Date: February 25, 2020	CUSIP: 05348E BG3
Interest Payment Dates: March 1 and September 1	First Interest Payment Date: September 1, 2020

Redemption:

☐	The Notes cannot be redeemed prior to the Stated Maturity Date at the option of the Company.
☒	The Notes may be redeemed prior to the Stated Maturity Date at the option of the Company.

Initial Redemption Date: At any time prior to the Stated Maturity Date. See Additional/Other Terms.

Initial Redemption Percentage/Redemption Price: See Additional/Other Terms.

Annual Redemption Percentage Reduction: N/A

Optional Repayment:

☒	The Notes cannot be required to be repaid prior to the Stated Maturity Date at the option of the Holder of the Notes.
☐	The Notes can be repaid prior to the Stated Maturity Date at the option of the Holder of the Notes.

Optional Repayment Dates:

Repayment Price:      %

Currency:

Specified Currency: U.S. Dollars (If other than U.S. Dollars, see attached)

Minimum Denominations:

(Applicable only if Specified Currency is other than U.S. Dollars)

Original Issue Discount (“OID”): ☐ Yes ☒ No

Total Amount of OID:

Yield to Maturity:

Initial Accrual Period:

Form: ☒ Book-Entry ☐ Certificated

Additional/Other Terms:

Other Terms:

Debt Service Test. We will not, and will not permit any of our Subsidiaries to, incur any Debt if, immediately after giving effect to the incurrence of such Debt and the application of the proceeds from such Debt on a pro forma basis, the ratio of EBITDA to Interest Expense for the four (4) consecutive fiscal quarters ended on the most recent Reporting Date prior to the incurrence of such Debt would be less than 1.50 to 1.00, and calculated on the following assumptions (without duplication): (1) such Debt and any other Debt incurred since such Reporting Date and outstanding on the date of determination had been incurred, and the application of the proceeds from such Debt (including to repay or retire other Debt) had occurred, on the first day of such four-quarter period; (2) the repayment or retirement of any other Debt since such Reporting Date had occurred on the first day of such four-quarter period; and (3) in the case of any acquisition or disposition by the Company or any of its Subsidiaries of any asset or group of assets since such Reporting Date, whether by merger, stock purchase or sale or asset purchase or sale or otherwise, such acquisition or disposition had occurred as of the first day of such four-quarter period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation. If any Debt incurred during the period from such Reporting Date to the date of determination bears interest at a floating rate, then, for purposes of calculating the Interest Expense, the interest rate on such Debt will be computed on a pro forma basis as if the average daily rate during such interim period had been the applicable rate for entire relevant four-quarter period. For purposes of the foregoing, Debt will be deemed to be incurred by a Person whenever such Person creates, assumes, guarantees or otherwise becomes liable in respect thereof.

Reopening of Issue. The Company may, from time to time and without the consent of the noteholders, reopen an issue of notes and issue additional notes having the same terms and conditions (including maturity, interest payment terms and CUSIP number) as notes issued on an earlier date, except for the issue date, issue price and, if applicable, the first payment of interest. After such additional notes are issued, they will be fungible with the notes issued on such earlier date.

Optional Redemption. The Notes may be redeemed at any time at the option of AvalonBay, in whole or in part, upon notice of not more than 45 and not less than 15 days prior to the date fixed for redemption (each, a “Redemption Date”), at a Redemption Price equal to the sum of (i) the principal amount of the Notes being redeemed, plus accrued interest thereon to the Redemption Date and (ii) the Make-Whole Amount, if any, with respect to the Notes. If the Notes are redeemed on or after 90 days prior to the Stated Maturity Date (the “Par Call Date”), the Redemption Price will equal 100% of the principal amount of the Notes being redeemed plus accrued interest thereon to the Redemption Date.

Acceleration of Maturity; Make-Whole Amount. If an Event of Default with respect to the Notes that are then outstanding occurs and is continuing, and pursuant to Section 502 of the Indenture dated as of February 23, 2018 (as amended and supplemented, the “Indenture”) between AvalonBay and The Bank of New York Mellon, as trustee (the “Trustee”), the Trustee or the Holders of not less than 25% in aggregate principal amount of the then outstanding Notes shall have declared the principal of, and premium, if any, on all the Notes, or such lesser amount as may be provided for in the Notes, and accrued and unpaid interest, if any, thereon to be due and payable immediately, by a notice in writing to AvalonBay (and to the Trustee if given by the Holders), then upon any such declaration such principal, or specified portion thereof, plus accrued interest to the date the Notes are paid, plus the Make-Whole Amount on the Notes, shall become immediately due and payable.

If an Event of Default set forth in Section 501(5) of the Indenture occurs with respect to the Notes, such that pursuant to Section 502 of the Indenture, the principal of, and premium, if any, on all of the Notes, or such lesser amount as may be provided for in the Notes, and accrued and unpaid interest, if any, thereon, shall be immediately due and payable, without declaration or other act on the part of the Trustee or any Holder of the Notes, then the Make-Whole Amount on the Notes, if any, shall also be immediately due and payable.

Definitions. Terms used but not defined herein shall have the meanings set forth in the Indenture. The following terms shall have the following meanings:

“Make-Whole Amount” means, in connection with any optional redemption or accelerated payment of any Note, the excess, if any, of (i) the aggregate present value as of the date of such redemption or accelerated payment of each dollar of principal being redeemed or paid and the amount of interest, calculated by AvalonBay, excluding interest accrued to the date of redemption or accelerated payment, that would have been payable in respect of such dollar amount if the redemption or accelerated payment had been made on the Par Call Date, determined by discounting, on a semi-annual basis, such principal and interest at the applicable Reinvestment Rate (determined on the third Business Day preceding the date such notice of redemption is given or declaration of acceleration is made) from the date on which such principal and interest would have been payable if such redemption or accelerated payment had been made on the Par Call Date over (ii) the aggregate principal amount of the Notes being redeemed or paid.

“Reinvestment Rate” means twelve and one-half (12.5) basis points plus the arithmetic mean of the yields under the respective headings “This Week” and “Last Week” published in the Statistical Release under the caption “Treasury Constant Maturities” for the maturity (rounded to the nearest month) corresponding to the remaining life to the Par Call Date, as of the payment date of the principal being redeemed or paid. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For such purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used.

“Statistical Release” means the statistical release designated “H.15” or any successor publication which is published weekly by the Federal Reserve System (or comparable online data source or publication) and which establishes yields on actively traded United States government securities adjusted to constant maturities or, if such statistical release is not published at the time of any determination of the Make-Whole Amount, then such other reasonably comparable index which shall be designated by AvalonBay.

The Company has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting the SEC Web site at www.sec.gov. Alternatively, the Company or any agent participating in the offering will arrange to send you the prospectus if you request it.

Schedule 3

FREE WRITING PROSPECTUSES

INCLUDED IN TIME OF SALE PROSPECTUS

None.